Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of TGR Financial, Inc. of our report dated March 26, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of the accounting standard related to the presentation of comprehensive income as discussed in the section of Note 1 titled Retrospectively Adopted Accounting Pronouncements, as to which the date is June 28, 2012, relating to our audit of the consolidated financial statements of First National Bank of the Gulf Coast, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Jacksonville, Florida

June 28, 2012